Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 19, 2026, except for Note 1 (paragraphs 2, 6, 7, and 9); Note 2 (paragraphs 8 and 15); Note 3 ; Note 4 (paragraphs 1 and 2); Note 6 (paragraphs 5 and 6); Note 7 (paragraphs 4 and 6); and Note 9, as to which the date is April 15, 2026, with respect to our audit of the financial statements of Disciplined Growth Acquisition Corp. (the “Company”) as of February 20, 2026 and for the period from January 19, 2026 (inception) through February 20, 2026, which is included herein. Our report dated March 19, 2026, except for Note 1 (paragraphs 2, 6, 7, and 9); Note 2 (paragraphs 8 and 15); Note 3; Note 4 (paragraphs 1 and 2); Note 6 (paragraphs 5 and 6); Note 7 (paragraphs 4 and 6); and Note 9, as to which the date is April 15, 2026, relating to those financial statements, includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ GuzmanGray

Costa Mesa, California

April 16, 2026

3200 Bristol Street, Suite 640, Costa Mesa, CA 92626	+1 (949) 316-0600 (office) :	+1 (949) 922-7258 (mobile)